Exhibit 10.35.1
December 20, 2005
Caroline B. Manogue
100 Endo Boulevard
Chadds Ford, PA 19317
Dear Caroline:
     Reference is hereby made to that certain amended and restated employment agreement, dated as of September 1, 2002 (as amended, the “Employment Agreement”), between you and Endo Pharmaceuticals Holdings Inc. (the “Company”). Terms used but not defined in this letter shall have the meanings ascribed to them in the Employment Agreement.
     Pursuant to Section 2.2 of the Employment Agreement, the Company hereby informs you that it wishes to renew the Employment Agreement for an additional period of one year. If you are in agreement, the Employment Period shall now cease on December 31, 2006, unless otherwise modified in accordance with the terms of the Employment Agreement. In addition, Section 3.1(a) shall hereby be amended to change the definition of Salary to $351,750. Finally, the references to twelve (12) months in the following sections of the Employment Agreement shall be changed to eighteen (18) months: Sections 6.5(a), 6.5(c) and 6.6 and Article 8.
     All other terms and conditions of the Employment Agreement shall remain in full force and effect. If you are in agreement with this renewal, which shall be effective as of the date first above written, please execute below.

Sincerely,
/s/ Peter A. Lankau

Peter A. Lankau President & Chief Executive Officer

ACCEPTED AND AGREED THIS 20th DAY OF DECEMBER 2005:
/s/ Caroline B. Manogue
Caroline B. Manogue